Exhibit 10.25

CEO Side Letter Agreement

Thrasyvoulos Moraitis Meisenbergstrasse 5 6300 Zug	(the Executive)

and

SV Management Switzerland AG Rigistrasse 2 6300 Zug	(the Company)

and

USA Rare Earth, Inc. 100 W. Airport Road Stillwater, OK 74075 United States	(USARE)

(the Executive, the Company and USARE are also referred to as Party or Parties)

Preamble
A.On May 5/8, 2023, the Executive and the Company entered into an employment agreement, appointing the Executive as CEO of the Company (the Original Employment Agreement). The Employment Agreement is governed by the laws of Switzerland and has been amended from time to time.
B.On July 29, 2025, SVRE Holdings Ltd. (SVRE), a company incorporated under the laws of British Virgin Islands, granted to the Executive (i) a certain number of stock options that are subject to performance-based vesting conditions and a certain number of stock options that are subject to time-based vesting conditions under the terms of a stock option award agreement, (ii) a certain number of restricted stock units that are subject to time-based vesting conditions under the terms of a restricted stock unit award agreement and (iii) a certain number of stock appreciation rights that are subject to time-based vesting conditions under the terms of a stock appreciation right award agreement and each of the foregoing (i) - (iii) subject to the equity incentive plan established by SVRE, as amended from time to time, as well as subject to certain specific vesting conditions in a liquidity event (as defined in the respective agreements), which will be treated consistent with the terms set forth in the Merger Agreement (as defined below).
C.On February 2, 2026, the Company and the Executive entered into an amendment to the Original Employment Agreement (the February 2, 2026 Amendment), providing, inter alia, that the termination of the Original Employment Agreement in connection with the Executive's statutory retirement in Switzerland at the age of 65 would qualify, under specific conditions, as a Good Leaver event, as defined therein upon which the Executive would receive (i) a lump sum amount of two times the annual base salary of CHF 822,000 plus an additional amount of two times the target annual bonus of CHF 822,000, totaling approximately CHF 3.3 million, (ii) a pro-rata portion of the Executive’s annual bonus, and (iii) continued coverage at the cost of the Company under the Company’s medical and other benefit plans until the earlier of (a) 24 months after the Executive’s termination of employment and (b) the commencement of the Executive’s new employment under which the Executive is granted comparable benefits (collectively, the Good Leaver Benefits).
D.USARE is currently working on a strategic transaction and is considering acquiring all of the issued and outstanding capital stock of SVRE and its direct and indirect subsidiaries, including the Company (the Transaction). The Transaction shall be consummated by effecting a merger under the terms of a certain merger agreement dated April 24, 2026 entered into by USARE, Middlebury Merger Sub, Ltd., a wholly owned indirect subsidiary of the Company, SVRE and Serra Verde Rare Earths Ltd (the Merger Agreement).
E.On April 19, 2026, the Executive, USARE and the Company entered into a Side Letter Agreement (the Prior Side Letter) pursuant to which, conditional upon Closing of the Transaction, (i) USARE assumed the position of SVRE with respect to the Original Employment Agreement, as amended by the February 2, 2026 Amendment, with the Company remaining the employer of record of the Executive (ii) the Executive would assume the function and responsibility as President of USARE upon the consummation of the Transaction (the Closing), and (iii) the Executive waived his entitlement to all Good Leaver Benefits upon his retirement in exchange for the right to receive certain RSUs at Closing.
F.Subject to the Closing, USARE now wishes to offer the Executive and the Executive wishes to accept a role within USARE as Chief Executive Officer of the Group (CEO).
1.Definitions
Capitalized terms not defined herein have the meanings given to them in the Original Employment Agreement, the February 2, 2026 Amendment and the Prior Side Letter (collectively, as amended from time to time, the Existing Employment Agreement).
2.Position, Duties, Term
(a)The Parties acknowledge and agree that effective as of, and subject to, the occurrence of the Closing, Executive shall assume the function and responsibility as CEO in accordance with the terms hereof, for the period beginning on the later of October 1, 2026 and the date on which the Closing of the Transaction occurs (the Closing Date, and such later date, the CEO Start Date), and ending on December 31, 2028 (such ending date, the Scheduled Termination Date), unless terminated earlier in accordance with the Existing Employment Agreement and this Side Letter (such period between the CEO Start Date and the Scheduled Termination Date or earlier termination, the Term). This Side Letter is intended to be conditional upon the Closing and to amend the terms and conditions of the Existing Employment Agreement in view of the Executive’s continued service for USARE as CEO and his appointment as a director of USARE following the Closing, recognizing the importance of the Executive’s role to the future success of USARE. If the Closing Date is not before December 31, 2026, the Scheduled Termination Date shall be postponed and the Term shall be extended by the relevant number of calendar quarters (rounded up to the next full calendar quarter).
(b)The Executive shall report to the Board of Directors of USARE (the Board). The Executive shall have such powers and duties that are commensurate with Executive’s position as CEO of the Group as may from time to time be prescribed or directed by the Board, including providing services to USARE’s subsidiaries and affiliates. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of USARE and its affiliates.
(c)USARE will appoint the Executive to the Board as soon as practicable following the Closing Date. During the Term, USARE will exercise commercially reasonable efforts to cause the Executive to be nominated for election to the Board on an annual basis.
(d)During the Term, the Executive will be based primarily in Zug, Switzerland, subject to travel domestically and internationally in connection with the performance of his duties for the Group. USARE shall exercise commercially reasonable efforts to ensure that the Executive’s work and travel commitments are structured such that the Executive remains a tax resident of only Switzerland during the Term.

(e)The Executive’s employment and the Term will automatically terminate on the Scheduled Termination Date without regard to Section 19.1 of the Original Employment Agreement.
(f)The Executive’s employment and the Term may be terminated prior to the Scheduled Termination Date by the Company or the Executive with or without cause, or due to the Executive’s death or Disability (as defined in the USARE 2024 Omnibus Incentive Plan).
(g)Save as amended by this Side Letter, the terms of the Existing Employment Agreement shall remain in force.
3.Salary, Bonus
(a)From the CEO Start Date, the Executive shall receive an annual base salary of CHF 905,000, p.a. payable in 12 monthly installments of CHF 75,416.67 gross each at the end of the month to a bank or postal account to be specified by the Executive. All cash amounts to be paid to the Executive during the Term will be paid in Swiss Francs.
(b)For the period from January 1, 2026 until the CEO Start Date, the Executive shall receive a bonus in the amount of 166% of the Executive’s current annual base salary, prorated for the period. This amount will be 1,020,586.19 CHF, based on the CEO Start Date of October 1, 2026.
(c)For each calendar year during the Term, the Executive shall be entitled to an annual bonus with a target opportunity of 100% of the Executive’s annual base salary and a maximum opportunity of 200% of the Executive’s annual base salary, subject to achievement of applicable annual bonus metrics, as determined by the Board or the Compensation Committee of the Board (the Compensation Committee). Any annual bonus earned for 2026 shall be prorated to reflect the period from the CEO Start Date until December 31, 2026 (in addition to the bonus pursuant to Section 3(b)). The annual bonus metrics shall be agreed upon by USARE and the Executive at the beginning of each calendar year.
(d)Any annual bonus earned will be paid to the Executive on USARE’s normal bonus payment date, subject to the Executive’s continued employment at such time, provided that the Executive shall remain entitled to receive the 2028 annual bonus based on the level of achievement of applicable annual bonus metrics, as determined by the Board or the Compensation Committee, to the extent that the Term ends before the payment date of the 2028 annual bonus, and further subject to Section 5(b).
4.Equity Awards
(a)Make Whole Award. In consideration for the waiver of Good Leaver Benefits under the Existing Employment Agreement (upon retirement, as agreed in the Prior Side Letter, and also upon other terminations, as agreed herein), promptly following the Closing Date, USARE shall grant the Executive an award of restricted stock units (RSUs) with a grant date value of $4,000,000 pursuant to an award agreement substantially in the form attached hereto as Exhibit A (the Make Whole Award).
(b)Inducement Awards. On or shortly after the CEO Start Date, the Executive shall be granted the following:

(i)RSUs with a grant date value of $1,500,000 pursuant to an award agreement substantially in the form attached hereto as Exhibit B (the Time-Vesting RSUs), and
(ii)RSUs with a target value of $6,500,000, subject to the achievement of performance metrics, pursuant to an award agreement substantially in the form attached hereto as Exhibit C (the Performance-Vesting RSUs, and together with the Time-Vesting RSUs, the Inducement Awards).
(c)Annual Awards. During the Term, the Executive shall be eligible for annual grant of RSUs with a grant date value of $4,000,000 (each, an Annual Award). In respect of the prorated portion of 2026 and 2027, on or shortly after the CEO Start Date, the Executive shall be granted an Annual Award of RSUs with a grant date value of $5,000,000 (the First Annual Award). For the avoidance of doubt, the Executive shall not be granted any additional RSUs in 2027. In each of 2028 and any future years during the Term, subject in each case to the Executive’s continued service to USARE, the Executive will be granted an Annual Award on USARE’s normal grant date for annual equity awards. Each Annual Award, including the First Annual Award, shall be granted pursuant to an award agreement substantially in the form attached hereto as Exhibit D.
(d)Calculation. The number of RSUs granted pursuant to each Inducement Award, each Annual Award, and the Make Whole Award described herein shall be calculated by dividing the grant date value of such award by the lesser of (i) the volume-weighted average price (VWAP) of USARE’s common stock over the 30-day trading period ending on the date of grant (or, the trading day immediately preceding the date of grant if the date of grant is not a trading day), and (ii) the closing price of USARE’s common stock on the date of grant (or on the last preceding trading day if the date of grant is not a trading day), in all cases rounded up to the nearest whole share and subject to the terms of the USARE 2024 Omnibus Incentive Plan (the Plan).
(e)Notwithstanding anything to the contrary in the Plan, the Existing Employment Agreement or any RSU award agreement (including any grant notice, exhibit or other document forming part thereof), the Executive shall be entitled to transfer to a trust arrangement established by the Executive as part of his own personal estate planning (a Permitted Trust) (i) the Awards (being the Make Whole Award, Inducement Awards and Annual Awards) provided that the Executive remains the legal owner and the indirect beneficial owner, it being understood that the Awards shall remain subject to the same vesting, forfeiture, clawback and other terms as if no such transfer had occurred, subject to prior notice to USARE, or (ii) any shares acquired from vesting and settlement of the Awards or tranches thereof.
Any such transfer will not be registered under the US Securities Act of 1933, and any further transfer may be subject to Rule 144 thereof. No such transfer shall materially and adversely affect USARE or the Company or alter the terms of the Awards.
(f)For the avoidance of doubt, in case of termination of employment on the Scheduled Termination Date, the Executive will be considered a Good Leaver for the purpose of the Awards.

5.Severance
(a)The Parties acknowledge and agree that in the event that the Executive’s employment and the Term is terminated prior to or on the Scheduled Termination Date, the Executive shall not be entitled to any severance payments or benefits other than accelerated vesting of the Awards pursuant to the applicable award agreements. For the avoidance of doubt, the Executive shall not be entitled to any Good Leaver Benefits under the Existing Employment Agreement or under the USARE Severance and Change of Control Protection Plan.
(b)Notwithstanding the foregoing, if the Executive’s employment is terminated with Executive being a Good Leaver prior to or on the Scheduled Termination Date, he shall be entitled to (i) a pro-rata portion of the Executive’s annual bonus subject to achievement of applicable performance metrics, payable no later than March 15 of the calendar year immediately following the calendar year in respect of which such annual bonus was earned, (ii) continued coverage at the cost of the Company under the Company’s medical and other benefit plans until the earlier of (x) 24 months after termination of the employment or (y) the commencement of a new employment under which the Executive is granted comparable benefits, and (iii) payment of accrued entitlements (including but not limited to any salary components due until the termination date, unused vacation entitlements and unreimbursed business expenses).
6.Taxes, Legal Fees
(a)All benefits paid or provided to the Executive in respect of this Side Letter are subject to all applicable withholdings in the United States and Switzerland, including but not limited to any withholding taxes, employee social security contributions and accident insurance premiums payable in accordance with applicable laws and regulations. The Company will arrange for or reimburse the Executive for the reasonable cost of tax planning services relating to his employment income (excluding non-employment related taxes).
(b)The Parties acknowledge and agree that the Executive shall not be entitled to any tax gross-up or equalization, and that the Company, SVRE, and USARE shall have no duty with respect to any tax gross-up or equalization.
(c)The Executive shall be entitled to reimbursement from USARE of up to $10,000 in respect of the Executive’s reasonable, documented legal fees incurred in connection with the negotiation of this Side Letter.
7.Section 409A.
The Parties acknowledge that the Executive is a non-US person who is resident for tax purposes in Switzerland and who performs his services principally outside the United States, and that the payments and benefits under this Side Letter are accordingly intended to fall outside the scope of US Internal Revenue Code Section 409A (Section 409A). To the extent Section 409A nonetheless applies to any payment or benefit, the Parties intend that such payment or benefit be exempt from or comply with the requirements of Section 409A, and, to the maximum extent permitted, for this Side Letter to be interpreted and administered accordingly. In accordance with such intent, if at the time of the Executive’s Separation from Service (as defined in Section 409A) with the Company, the Executive is subject to US federal income taxation in respect of the relevant payment or benefit and is a “specified employee” (as defined in Section 409A) and the deferral of the commencement of any payments or benefits otherwise payable as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company and USARE will defer the commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the earlier of (i) the Executive’s death, or (ii) the date that is six months following the Executive’s Separation from Service (or the earliest date as is permitted under Section 409A). USARE and the Company will consult with the Executive in good faith regarding the implementation of the provisions of this Section 7, provided that USARE and the Company and its officers, directors, employees and affiliates will not have any liability to the Executive with respect of the same. The Executive hereby agrees that neither USARE nor the Company has a duty to design or administer the Side Letter or any other plan, program or arrangement in a manner that minimizes the Executive’s tax liabilities under Section 409A. No amount payable under this Side Letter may be offset against any amount payable under the Plan or any other plan, program or arrangement except to the extent such offset would not result in additional taxes under Section 409A. No amount payable under this Side Letter shall be accelerated or deferred, except as would not result in additional taxes under Section 409A. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in US Internal Revenue Code Section 105(b), and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.
8.Entire Agreement and Amendments
This Side Letter (including the Exhibits) and the Existing Employment Agreement constitute the entire understanding with respect to the subject matter herein and supersede all prior discussions, representations, understandings or agreements, whether oral or in writing, between the Parties (including but not limited to the Term Sheet dated July 19, 2026) and may be amended only by a written instrument signed by the Parties. Section 4(e) shall survive, and prevail over, any entire agreement, integration or amendment provision in the Plan or in any RSU award agreement (including any grant notice or exhibit thereto) in respect of the transferability of the Awards. For the avoidance of doubt, the Joint Liability of USARE and Indemnification commitments from the Existing Employment Agreements (as amended by the Side Letter dated April 19, 2026) also apply to this Side Letter and Executive's new role hereunder.

9.Applicable Law
This Side Letter shall be construed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law). In the event of any conflict between this Side Letter and applicable mandatory Swiss law, USARE and the Company shall have the right to unilaterally modify this Side Letter to the extent necessary to comply with mandatory Swiss law, provided, however, that any such modification or amendment of any of the provisions of this Side Letter shall not negatively affect any rights and entitlements of Executive granted hereunder without at least equivalent compensation.

Signature page to follow

Thrasyvoulos Moraitis
/s/ Thrasyvoulos Moraitis

Date: 1 September 2026
SV Management Switzerland AG
/s/ Thrasyvoulos Moraitis
Thrasyvoulos Moraitis, Board member with individual signing authority
Date: 1 September 2026

USA Rare Earth, Inc.
/s/ Carolyn Trabuco
Name: Carolyn Trabuco
Title: Board Member, Chair of Compensation Committee
Date: 3 September 2026

Exhibit A
[Form of Make Whole Award]

Exhibit B
[Form of Time-Vesting Inducement Award]

Exhibit C
[Form of Performance-Vesting Inducement Award]

Exhibit D
[Form of Annual Award]